Contact:	Claudia San Pedro
Vice President of Investor Relations
and Brand Strategies
(405) 225-4846

 SONIC REPORTS SECOND QUARTER 2010 RESULTS

OKLAHOMA CITY (March 23, 2010) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced results for the second fiscal quarter ended February 28, 2010.  Key elements of the company's second quarter report included:

•
Net loss per diluted share totaled $0.01 versus net income per diluted share of $0.14 in the year-earlier quarter, with the latter including a $0.06 gain from the purchase of debt at a discount in the second quarter of fiscal 2009;

•	System-wide same-store sales declined 13.2% for the second quarter; same-store sales at partner drive-ins (those in which the company owns a majority interest) declined 14.9% in the quarter; and

•	Franchise drive-in openings totaled 17 for the quarter versus 24 in the same period last year.

"The second fiscal quarter is typically the most volatile one for Sonic, and this year was no exception," said Clifford Hudson, Chairman and Chief Executive Officer.  "As we announced earlier, our second quarter sales were adversely affected by severe winter weather.  Many of our core markets registered much colder temperatures along with record snowfalls, which not only affected sales, but also the pace of new drive-in development.  Information provided to the company by a third-party weather analytics consultant estimated that inclement weather accounted for about two-thirds of the decline in same-store sales for the second quarter.  In addition, many of Sonic's core markets, particularly Oklahoma and Texas, recently have started to experience a more pronounced decline in consumer spending, as evidenced by double-digit declines in sales tax collections in both of these states.

"In fiscal 2009, we implemented initiatives that focused on pricing and improved customer service at the drive-in level," Hudson added.  "With that foundation set, we have a number of initiatives in place and in development that should attract more consumers into the drive-in and, in turn, improve sales and earnings in the second half of the current fiscal year and over the longer term.  These include product quality improvements to several core menu items as well as new product news featuring innovative limited-time offers.  We also have refined our messaging and promotional strategy to highlight Sonic's key points of differentiation, high-quality, distinctive food, such as our steak melt toaster and handmade onion rings, and skating carhops.  Recognizing consumers are still looking for value, we have chosen to provide value in a unique way by offering a free medium order of handmade onion rings or tater tots with the purchase of a premium sandwich.  We believe this strategy will not only resonate with our consumers looking for value, but also will provide an opportunity to feature differentiated items from our menu.  Furthermore, beginning in April, we will deploy a new media strategy to maximize media impressions within the trade area of each individual Sonic Drive-In.  In conjunction with our initiatives to improve customer service, which continues to show signs of promise and progress, these efforts are expected to have a positive impact on our sales trends in the third and fourth quarters of fiscal 2010.  Considering that approximately 70% of our earnings historically occur in the third and fourth quarters of the fiscal year, we are optimistic about both our short-term and long-term prospects."

-MORE-

SONC Reports Second Quarter 2010 Results

March 23, 2010

Income Statement Overview
     For the second quarter ended February 28, 2010, revenues declined 33% to $112.8 million from $169.0 million in the year-earlier period.  Sonic's lower second quarter revenues were attributable primarily to the impact on the company's revenue mix from refranchising 205 partner drive-ins during fiscal 2009.  Sonic now receives franchise royalties from these refranchised drive-ins instead of partner drive-in sales; likewise, partner drive-in operating expenses have declined.  The company's revenues also reflected the impact of lower same-store sales on partner drive-in revenues and franchise royalties, as well as reduced franchisee fees related to fewer new drive-in openings versus the year-earlier quarter.  Offsetting these declines, to some extent, was increased other income related to income from refranchised drive-ins, in which Sonic retained a minority ownership interest and rental revenue from refranchised drive-ins.  The net loss for the quarter was $642,000 or $0.01 per diluted share versus net income of $8.7 million or $0.14 per diluted share in the same quarter last year.  Excluding a one-time $0.06 gain from the purchase of debt at a discount in the second quarter of fiscal 2009, earnings per diluted share were $0.08 in the year-earlier period.

Same-Store Sales
For the second fiscal quarter ended February 28, 2010, system-wide same-store sales declined 13.2% versus a decrease of 3.6% for the same quarter last year and reflected 12.9% lower same-store sales at franchise drive-ins and a 14.9% decline at partner drive-ins.  For the first six months of fiscal 2010, system-wide same-store sales declined 9.7% versus a decrease of 3.6% in the prior-year period.  The decline in system-wide same-store sales for the first half of fiscal 2010 reflected 9.3% lower same-store sales at franchise drive-ins and an 11.8% decline at partner drive-ins.

Development
System-wide drive-in openings totaled 17 in the second quarter – all franchise drive-ins – versus 27 new drive-in openings during the second quarter of fiscal 2009, including 24 by franchisees.  For the first six months of fiscal 2010, system-wide drive-in openings totaled 42, including 39 franchise drive-ins, versus 66 in the year-earlier period, including 58 franchise drive-ins.  Sonic currently expects that new franchise drive-in openings will total 80 to 90 for the full fiscal year.

Concluding Comments
"With spring approaching and some signs indicating the economy is improving, we believe the long-term fundamentals of Sonic's business and its potential for growth are solid," Hudson said.  "The sales-driving initiatives we have in place are expected to attract new consumers and improve the average check amount.  Moreover, Sonic's franchising business model continues to generate strong operating cash flows.  With more than $125 million in cash, we are planning to deploy these resources on an opportunistic basis for credit enhancements and/or share repurchases during the current fiscal year."

Fiscal 2010 Revised Outlook
Based on Sonic's second quarter results and the anticipation of a continued challenging economic and credit market environment, management anticipates earnings for 2010 will total $0.55 to $0.60 per diluted share, compared with earnings of $0.72 per diluted share for fiscal 2009, excluding gains and provisions for impairment.  This outlook is based primarily on projected system-wide same-store sales being flat to 5% lower in the second half of the fiscal year, reflecting expected improvement in the latter half of the year versus the current trend.  The company also anticipates a decline in restaurant-level margins associated with the decline in sales.

-MORE-

SONC Reports Second Quarter 2010 Results

March 23, 2010

About Sonic
    Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla.  Sonic has more than 3,500 drive-ins coast to coast, where more than a million customers eat every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic's second quarter conference call will begin today at approximately 4:00 p.m. Central Time and can be accessed at the company's web site.  An on-demand replay, using the same link, will be available at approximately 7:00 p.m. Central Time today and will continue until April 23, 2010.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of partner drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both partner and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

-MORE-

SONC Reports Second Quarter 2010 Results

March 23, 2010
SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	Feb. 28, 2010	Feb. 28, 2009	Feb. 28, 2010	Feb. 28, 2009
Statement of Operations
Revenues:
Partner Drive-In sales	$86,627	$141,708	$190,211	$294,755
Franchise Drive-Ins:
Franchise royalties	24,364	26,376	53,814	55,431
Franchise fees	390	851	1,082	2,022
Other	1,408	62	4,181	855
	112,789	168,997	249,288	353,063
Costs and expenses:
Partner Drive-Ins:
Food and packaging	23,691	39,232	52,362	81,656
Payroll and other employee benefits	30,151	47,463	64,476	97,326
Other operating expenses	21,992	32,025	46,958	66,548
	75,834	118,720	163,796	245,530

Selling, general and administrative	17,324	16,300	33,456	32,462
Depreciation and amortization	10,647	12,529	21,313	25,548
Provision for impairment of long-lived assets	--	--	--	414
	103,805	147,549	218,565	303,954

Income from operations	8,984	21,448	30,723	49,109

Interest expense	9,586	11,075	19,390	23,128
Gain from early extinguishment of debt	--	(6,382)	--	(6,382)
Interest income	(209)	(297)	(493)	(684)
Net interest expense	9,377	4,396	18,897	16,062
Income (loss) before income taxes	(393)	17,052	11,826	33,047
Provision (benefit) for income taxes	(789)	5,337	3,088	10,376
Net income - including noncontrolling interest	396	11,715	8,738	22,671
Net income - noncontrolling interest	1,038	3,064	3,150	6,889
Net income (loss) - attributable to Sonic Corp.	$(642)	$8,651	$5,588	$15,782

Net income (loss) per share attributable to Sonic Corp:
Basic	$(0.01)	$0.14	$0.09	$0.26
Diluted	$(0.01)	$0.14	$0.09	$0.26
Weighted average shares used in calculation:
Basic	61,146	60,646	61,116	60,553
Diluted	61,385	61,148	61,400	61,179

In accordance with Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51," net income (after tax) attributable to noncontrolling interest, previously referred to as Minority Interest in Earnings of Partner Drive-Ins and reported on a pre-tax basis under Costs and Expenses-Partner Drive-Ins, is now reported separately from the net income of the controlling interest also on a pre-tax basis.  The change in presentation has no effect on the company's reported net income.

-MORE-

SONC Reports Second Quarter 2010 Results

March 23, 2010
SONIC CORP.
Unaudited Supplemental Information

	Second Quarter Ended		Six Months Ended
	Feb. 28, 2010	Feb. 28, 2009	Feb. 28, 2010	Feb. 28, 2009
Drive-Ins in Operation:
Partner:
Total at beginning of period	476	680	475	684
Opened	--	3	3	8
Acquired from (sold to) franchisees	(16)	(9)	(16)	(17)
Closed	(3)	(5)	(5)	(6)
Total at end of period	457	669	457	669

Franchise:
Total at beginning of period	3,084	2,825	3,069	2,791
Opened	17	24	39	58
Acquired from (sold to) company	16	9	16	17
Closed (net of reopening)	(14)	(16)	(21)	(24)
Total at end of period	3,103	2,842	3,103	2,842

System-wide:
Total at beginning of period	3,560	3,505	3,544	3,475
Opened	17	27	42	66
Closed (net of reopening)	(17)	(21)	(26)	(30)
Total at end of period	3,560	3,511	3,560	3,511

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.  Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

-MORE-

SONC Reports Second Quarter 2010 Results

March 23, 2010
SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Second Quarter Ended		Six Months Ended
	Feb. 28, 2010	Feb. 28, 2009	Feb. 28, 2010	Feb. 28, 2009

Sales Analysis
Partner Drive-Ins:
Total sales	$86,627	$141,708	$190,211	$294,755
Average drive-in sales	186	212	404	440
Change in same-store sales	-14.9%	-6.0%	-11.8%	-6.3%

Franchise Drive-Ins:
Total sales	$674,035	$705,151	$1,459,832	$1,463,553
Average drive-in sales	219	250	473	520
Change in same-store sales	-12.9%	-3.0%	-9.3%	-3.0%

System-wide:
Change in total sales	-10.2%	1.5%	-6.2%	1.6%
Average drive-in sales	$214	$242	$463	$503
Change in same-store sales	-13.2%	-3.6%	-9.7%	-3.6%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

-MORE-

SONC Reports Second Quarter 2010 Results

March 23, 2010
SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	Second Quarter Ended		Six Months Ended
	Feb. 28, 2010	Feb. 28, 2009	Feb. 28, 2010	Feb. 28, 2009

Margin Analysis (percentage of Partner Drive-In sales)
Partner Drive-Ins:
Food and packaging	27.3%	27.7%	27.5%	27.7%
Payroll and employee benefits	34.8%	33.4%	33.9%	33.0%
Other operating expenses	25.4%	22.6%	24.7%	22.6%
Cost of sales, as reported	87.5%	83.7%	86.1%	83.3%

Noncontrolling interest	1.2%	2.2%	1.7%	2.3%
Pro forma cost of sales, including noncontrolling interest	88.7%	85.9%	87.8%	85.6%

	Feb. 28, 2010	Aug. 31, 2009

Balance Sheet Data
Current assets	$181,457	$202,132
Property, equipment and capital leases, net	514,979	523,938
Total assets	812,363	849,041
Current liabilities, including capital lease obligations and long-term debt due within one year	110,250	117,319
Obligations under capital leases due after one year	34,453	36,516
Long-term debt due after one year	617,532	646,851
Total liabilities	807,134	851,393
Stockholders' equity (deficit)	5,229	(2,352)

-END-